EXHIBIT 99.1
                     TRANSNET REPORTS SECOND QUARTER RESULTS


/FOR IMMEDIATE RELEASE/                                 CONTACT: Steven J. Wilk
                                                                 (908) 253-0500

BRANCHBURG, NEW JERSEY, February 14, 2005 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, today announced results for the second quarter of fiscal 2005 ended December 31, 2004. For the second quarter, the Corporation reported a net loss of $141,212 or $0.03 per diluted share, compared to earnings of $342, or $0.00 per diluted share, for the second quarter of fiscal 2004. Revenue was $7,663,278, as compared to $7,386,691 in the same period last year.

For the six months ended December 31, 2004, the Corporation reported earnings of $23,188 or $0.00 per diluted share, on revenue of $18,356,505. This compares to a net earnings of $34,333, or $0.01 per diluted share, on revenue of $17,020,922 for the same period of fiscal 2004.

Steven J. Wilk, President said "The loss we reported for the quarter ended December 31, 2004, was due primarily to an expected increase in selling, general and administrative expenses. The 22% increase is primarily attributable to expansion of our sales staff, which in turn is based upon our anticipated growth in the Internet Telephony marketplace for equipment and related services, particularly in the fields of education and government in New Jersey, New York, and Pennsylvania. The State of New Jersey has authorized $8.6 billion to overhaul the educational infrastructure of hundreds of schools. In addition, the New Jersey Schools Construction Corporation (a state agency) expects to build and complete over 100 new schools in 2005. TransNet Corporation is aggressively engaged in the bidding process for the implementation of all IT and IPT equipment and services related to this educational growth. We are confident that we will be awarded contracts for many of these projects in the future.

"The results for the December quarter were also negatively impacted by the State of New Jersey's postponement until the new calendar year of many projects scheduled to begin in the December quarter. This negatively impacted results for the December quarter by approximately $1,300,000.

"We are pleased to report that growth during the quarter continued in our Internet Telephony operations. For the quarter ended December 31, 2004, our revenues from IPT equipment and related services increased to $3,375,000 from $1,200,000 in the same quarter in the prior year. We are optimistic regarding future opportunities and growth in this area for commercial, educational and government sectors. Additionally, we plan to continue our penetration into the Philadelphia corridor as we believe that area represents significant opportunity for our Corporation, and therefore, our shareholders."

ABOUT TRANSNET
TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                                  Three Months Ended December 31,
                                                                       2004            2003
                                                              -------------------------------------
Revenues                                                          $ 7,663,278      $ 7,386,691
Pre-Tax (Loss) Earnings                                              (265,615)             342
Provision for Income Tax                                             (124,403)              --
Net (Loss) Earnings                                                  (141,212)             342
Basic Net (Loss) Income Per Common Share                                (0.03)            0.00
Diluted Net Income Per Common Share                                     (0.03)            0.00
Weighted Average Common Shares Outstanding:  Basic                  4,805,804        4,774,804
Weighted Average Common Shares Outstanding:  Diluted                4,805,804        4,923,646

                                                                   Six Months Ended December 31,
                                                                      2004             2003
                                                              -------------------------------------
Revenues                                                          $18,356,505      $17,020,922
Pre-Tax (Loss) Earnings                                              (211,996)          34,333
Provision for Income Tax                                             (235,184)              --
Earnings                                                               23,188           34,333
Basic Net Income Per Common Share                                        0.00             0.01
Diluted Net Income Per Common Share                                      0.00             0.01
Weighted Average Common Shares Outstanding:  Basic                  4,805,804        4,774,804
Weighted Average Common Shares Outstanding:  Diluted                4,935,243        4,912,276

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